Exhibit 99.1

PRESS RELEASE

DIVIDEND DECLARATION

February 2, 2017

Merriam, Kansas

Seaboard Corporation (NYSE MKT symbol: SEB) (the “Company”) announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $1.50 per share of the Company’s common stock. The dividend is payable on February 23, 2017, to stockholders of record at the close of business on February 13, 2017.

For more information about the Company, please visit https://www.seaboardcorp.com/investors.